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                                                                     EXHIBIT 3.1


                           SECOND AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                            OF NEW LAUNCH MEDIA, INC.

        The undersigned, for the purpose of amending and restating the Certificate of Incorporation of New Launch Media, Inc. (the "Corporation") under the laws of the State of Delaware, hereby certifies as follows:

        A. The Corporation was incorporated under the name New Launch Media, Inc. pursuant to an original Certificate of Incorporation filed with the Secretary of State of the State of Delaware on December 21, 1998.

        B. The provisions of the Certificate of Incorporation of the Corporation are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled the Second Amended and Restated Certificate of Incorporation of New Launch Media, Inc.

        C. The amendments and the restatement of the Amended and Restated Certificate of Incorporation herein certified have been duly adopted by the stockholders in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware. Prompt written notice of the adoption of the amendments herein certified has been given to those stockholders who have not consented in writing thereto, as provided in Section 228 of the General Corporation Law of the State of Delaware.

        D. At a meeting of the Board of Directors of the Corporation, a resolution was duly adopted, pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, setting forth a Second Amended and Restated Certificate of Incorporation and deeming said Second Amended and Restated Certificate of Incorporation to be advisable.


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        E.      The Certificate of Incorporation of the Corporation, as amended and restated herein, shall, at the effective time of this Second Amended and Restated Certificate of Incorporation, read as follows:


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            SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                             NEW LAUNCH MEDIA, INC.

        FIRST. The name of this Corporation is Launch Media, Inc.

        SECOND. The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, Wilmington, Delaware 19805. The name of its registered agent at such office is Prentice Hall Corporation System, Inc.

        THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

        FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is 81,580,405 shares, of which 75,000,000 shares, par value $0.001 per share, are to be of a class designated "Common Stock" and 6,580,405 shares, par value $0.001 per share, are to be of a class designated "Preferred Stock." 380,160 shares of such Stock are designated Series A Stock ("Series A" or "Series A Stock"), 612,820 shares of such Stock are designated Series B Stock ("Series B" or "Series B Stock"), 1,580,023 shares of such Stock are designated Series C Stock ("Series C" or "Series C Stock") and 4,007,402 shares of such Stock are designated Series D Stock ("Series D" or "Series D Stock"). Effective upon the filing of this Second Amended and Restated Certificate of Incorporation (the "Effective Time"), every five (5) shares of Common Stock of the Corporation outstanding immediately prior to the Effective Time shall, without any action on the part of the holder thereof, become one (1) share of Common Stock, and every five (5) shares of Preferred Stock of the Corporation outstanding immediately prior to the Effective Time shall, without any action on the part of the holder thereof, become one (1) share of Preferred Stock.

        The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Series A, Series B, Series C and Series D Stock. The Board of Directors may decrease (but not below the number of shares then outstanding) the number of shares of any Series subsequent to the issue of shares of that Series.

        The relative powers, preferences, special rights, qualifications, limitations and restrictions granted to or imposed on the respective classes of the shares of capital stock of the Corporation are as follows:

                                 I. COMMON STOCK

        1. Voting Rights. Each holder of record of Common Stock shall be entitled to one vote for each share of Common Stock standing in his name on the books of the Corporation.


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Except as otherwise required by law or as provided in Part II of this Article
FOURTH, the holders of Common Stock and the Series A, Series B, Series C and Series D Stock shall vote as a single class on all matters submitted to the stockholders for a vote.

        2. Dividends. Subject to the provisions of law and Part II of this Article FOURTH, dividends may be declared and paid on the Common Stock at such times and in such amounts from funds legally available therefor as the board of directors may determine in its sole discretion.

        3. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of all debts and liabilities of the Corporation and all amounts to which the holders of the Series A, Series B, Series C and Series D Stock are entitled pursuant to Part II of this Article FOURTH, the holders of Common Stock shall be entitled to share ratably in the assets of the Corporation available for distribution.


               II. SERIES A, SERIES B, SERIES C AND SERIES D STOCK

        1.      Dividends.

                (a) Series B, Series C and Series D Noncumulative Dividends. Prior to the payment of any dividend to the holders of Common Stock or Series A Stock, the holders of Series B Stock, Series C Stock and Series D Stock, respectively, shall be entitled to receive when and as declared by the board of directors, out of funds legally available therefor, dividends at the rate of $0.19, $0.285, and $0.46 per share, respectively per annum. Such dividends shall not be cumulative, and no right shall accrue to holders of Series B Stock, Series C Stock or Series D Stock and under this Section 1(a) by reason of the fact that dividends on said shares are not declared in any prior period.

                (b) Series A Noncumulative Dividends. Prior to the payment of any dividend to the holders of Common Stock, the holders of Series A Stock shall be entitled to receive when and as declared by the board of directors, out of funds legally available therefor, dividends at the rate of $0.17 per share per annum. Such dividends shall not be cumulative, and no right shall accrue to holders of Series A Stock under this Section 1(b) by reason of the fact that dividends on said shares are not declared in any prior period.

                (c) Other Dividends. After the payment or setting apart for payment to the holders of the Series A, Series B, Series C and Series D Stock of the dividends referred to in Sections 1(a) and (b) above, no dividend or distribution shall be declared or paid on any shares of Common Stock or Series A, Series B, Series C or Series D Stock unless at the same time an equivalent dividend or distribution is declared or paid on all outstanding shares of Common Stock and Series A, Series B, Series C and Series D Stock. Any dividend or distribution on Series A, Series B, Series C or Series D Stock under this
Section 1(c) shall be payable at the same rate per share as would be payable on the shares of Common Stock which the holder of Series A, Series B, Series C or Series D Stock would be entitled to receive if such holder had


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converted the shares of Series A, Series B, Series C or Series D Stock into
Common Stock immediately prior to the record date of such distribution. The right to dividends on shares of Common Stock and Series A, Series B, Series C and Series D Stock under this Section 1(c) shall not be cumulative, and no right shall accrue to holders of Common Stock or Series A, Series B, Series C and Series D Stock under this Section 1(c) by reason of the fact that dividends on said shares are not declared in any prior period.

        2.      Liquidation Preference.

                (a) Series C and Series D Preference. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Series C Stock and Series D Stock shall be entitled, before any distribution or payment is made upon the Series B Stock, Series A Stock, the Common Stock or any other class or Series of stock ranking on liquidation junior to Series C Stock or Series D Stock, to be paid an amount equal to: (i) $4.75 per share plus, in the case of each share, an amount equal to dividends declared but unpaid thereon (such amount, with respect to all shares of Series C Stock is referred to as the "Series C Liquidation Preference Payments") for the Series C Stock and (ii) $7.65 per share plus, in the case of each share, an amount equal to dividends declared but unpaid thereon (such amount, with respect to all shares of Series D Stock is referred to as the "Series D Liquidation Preference Payments") for the Series D Stock. If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets of the Corporation available for distribution to its stockholders shall be insufficient to permit payment in full to the holders of Series C Stock of the Series C Liquidation Preference Payments and the holders of the Series D Stock of the Series D Liquidation Preference Payments, then the remaining assets of the Corporation available for distribution shall be distributed ratably among the holders of the Series C Stock and the Series D Stock in a manner that the amount distributed to each holder of Series C Stock and Series D Stock shall equal the amount obtained by multiplying (a) the entire assets and funds of the corporation legally available for distribution hereunder, by (b) a fraction, the numerator of which shall be the aggregate Series C Liquidation Preference Payments of the shares of Series C Stock held by such holder or the aggregate Series D Liquidation Preference Payments of the shares of Series D Stock held by such holder, as the case may be, and the denominator of which shall be the sum of (x) the aggregate Series C Liquidation Preference Payments of all shares of Series C Stock then outstanding and (y) the aggregate Series D Liquidation Preference Payments of all shares of Series D Stock then outstanding.

                (b) Series B Preference. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Series B Stock shall be entitled, before any distribution or payment is made upon the Series A Stock, the Common Stock or any other class or Series of stock ranking on liquidation junior to Series B Stock, to be paid an amount equal to: (i) $3.195785 per share plus, in the case of each share, an amount equal to dividends declared but unpaid thereon (such amount, with respect to all shares of Series B Stock is referred to as the "Series B Liquidation Preference Payments") for the Series B Stock. If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets of the Corporation available for distribution to its


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stockholders shall be insufficient to permit payment in full to the holders of
Series B Stock of the Series B Liquidation Preference Payments, then the remaining assets of the Corporation available for distribution shall be distributed among the holders of Series B Stock pro rata, so that each holder receives the portion of the assets available for distribution as the number of shares of Series B Stock held by such holder bears to the total number of shares of Series B Stock then outstanding.

                (c) Series A Preference. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Series A Stock shall be entitled, before any distribution or payment is made upon the Common Stock or any other class or Series of stock ranking on liquidation junior to Series A Stock, to be paid an amount equal to $1.7361 per share plus, in the case of each share, an amount equal to dividends declared but unpaid thereon (such amount, with respect to all shares of Series A Stock is referred to as the "Series A Liquidation Preference Payments"). If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets of the Corporation available for distribution to its stockholders shall be insufficient to permit payment in full to the holders of Series A Stock of the Series A Liquidation Preference Payments then the remaining assets of the Corporation available for distribution shall be distributed among the holders of Series A Stock pro rata, so that each holder receives the portion of the assets available for distribution as the number of shares of Series A Stock held by such holder bears to the total number of shares of Series A Stock then outstanding.

        All of the preferential amounts to be paid to the holders of the Series A, Series B, Series C and Series D Stock under this Section 2 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of this Corporation to, the holders of the Common Stock in connection with such liquidation, dissolution or winding up.

                (d) Series D, Series C and Series B Stock and Common Stock. After payment has been made to the holders of the Series A, Series B, Series C and Series D Stock of the full preferential amounts set forth in Section 2(a),
(b) and (c) above, the holders of Series B, Series C and Series D Stock and the holders of Common Stock shall be entitled to share in all such remaining assets and funds in the same manner as if all shares of Series B, Series C and Series D Stock had been converted into Common Stock; provided, however, that at such time as the distribution of proceeds from liquidation equal to $12.80 per share of Series B Stock, $19.00 per share of Series C Stock and $30.60 per share of Series D Stock shall have been paid with respect to such share of Series B, Series C and Series D Stock, respectively such share shall not participate in any further distribution of proceeds from liquidation. Thereafter, all shares of Common Stock shall continue to participate pro rata in the distribution of any remaining assets and funds.

                (e) Consolidation or Merger. A merger, consolidation or sale of all or substantially all of the assets of the Corporation which will result in the Corporation's stockholders immediately prior to such transaction not holding (by virtue of such shares or


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securities issued solely with respect thereto) at least 50% of the voting power of the surviving, continuing or purchasing entity, shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 2; provided, further, that any payments made may be made in cash or in securities or other property received from the acquiring entity or in a combination thereof, on the closing of such transaction.

                (f) Noncash Distributions. If any of the assets of the Corporation are to be distributed other than in cash under this Section 2 or for any purpose, then the Board of Directors of the Corporation shall promptly engage independent competent appraisers to determine the value of the assets to be distributed to the holders of Series A, Series B, Series C and Series D Stock or Common Stock. The Corporation shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of shares of Series A, Series B, Series C and Series D Stock or Common Stock of the appraiser's valuation. Notwithstanding the above, any securities to be distributed to the stockholders shall be valued as follows:

                        (i) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) business days prior to the closing;

                        (ii) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) business days prior to the closing; and

                        (iii) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of not less than a majority of the outstanding shares of Series A, Series B, Series C and Series D Stock, provided that if the Corporation and the holders of a majority of the outstanding shares of Series A, Series B, Series C and Series D Stock are unable to reach agreement, then by independent appraisal by an investment banker hired and paid by the Corporation, but acceptable to the holders of at least a majority of the outstanding shares of Series A, Series B, Series C and Series D Stock.

        3.      Redemption.

                (a) At any time after the fifth anniversary of the closing date of the first sale of the Corporation's Series D Stock, the Corporation shall (if it may lawfully do so), at each holder's option and upon the written request of such holder, redeem all, but not less than all, of the (i) outstanding Series D Stock held by such holder by paying therefor an amount in cash per share equal to $7.65 (subject to adjustment for stock splits, recapitalizations and the like) plus any dividends declared but


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unpaid, with respect to such share to the Redemption Date (as hereinafter defined) and interest thereon from the Closing Date of the Series D Financing through the applicable Redemption Date calculated at a rate equal to six percent (6%) per annum (such amount is hereinafter referred to as the "Series D Redemption Price"), (ii) outstanding Series C Stock held by such holder by paying therefor an amount in cash per share equal to $4.75 (subject to adjustment for stock splits, recapitalizations and the like) plus any dividends declared but unpaid, with respect to such share to the Redemption Date (as hereinafter defined) and interest thereon from March 29, 1996 through the applicable Redemption Date calculated at a rate equal to six percent (6%) per annum (such amount is hereinafter referred to as the "Series C Redemption Price), (iii) outstanding Series B Stock held by such holder by paying therefor an amount in cash per share equal to $3.195785 (subject to adjustment for stock splits, recapitalizations and the like) plus any dividends declared but unpaid, with respect to such share to the Redemption Date (as hereinafter defined) and interest thereon from the Closing Date of the Series D Financing through the applicable Redemption Date calculated at a rate equal to six percent (6%) per annum (such amount is hereinafter referred to as the "Series B Redemption Price") and (iv) outstanding Series A Stock held by such holder by paying therefor an amount in cash per share equal to $1.7361 (subject to adjustment for stock splits, recapitalizations and the like) plus any dividends declared but unpaid, with respect to such share to the Redemption Date (as hereinafter defined) and interest thereon from the Closing Date of the Series D Financing through the applicable Redemption Date calculated at a rate equal to six percent (6%) per annum (such amount is hereinafter referred to as the "Series A Redemption Price"). The Series A Redemption Price, Series B Redemption Price, Series C Redemption Price and Series D Redemption Price are sometimes individually referred to herein as the "Redemption Price." One-fifth (1/5) of the Redemption Price shall be paid by the Company on the Redemption Date and one-fifth (1/5) of the Redemption Price shall be paid by the Company on each of the four anniversaries thereof immediately following the Redemption Date. Simple interest shall be paid by the Company on such amounts during the Redemption payment period at a rate of six percent (6%) per annum, which such interest shall be added to the redemption principal payments.

                (b)     Mechanics of Redemption.

                        (i) At least 30, but no more than 60, days prior to the date fixed by a Holder for any redemption of Series A, Series B, Series C or Series D Stock ("Redemption Date"), written notice shall be mailed first class, postage prepaid, to each holder of record who has elected to have his or her Series A, Series B, Series C or Series D Stock redeemed (at the close of business on the business day next preceding the day on which notice is given) at the address shown on the records of the Corporation for such holder or given by the holder to the Corporation for the purpose of notice or if no such address appears or is given at the place where the principal executive office of the Corporation is located, notifying such holder of the redemption from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and the date on which such holder's Conversion Rights (as hereinafter defined) as to such shares terminate and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, such holder's certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). Except as provided in subsection 3(c)(ii), on or after the Redemption Date, each holder of Series A, Series B, Series C or Series D Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled.


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                        (ii)    From and after the Redemption Date, unless there
shall have been a default in payment of the Redemption Price, all rights of the holders of such shares as holders of Series A, Series B, Series C or Series D Stock elected to be redeemed (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares are insufficient to redeem the total number of shares of Series A, Series B, Series C and Series D Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of shares pro rata among the holders of such Series D shares to be redeemed in proportion to the number of Series D shares held by each such holder. If funds of the Corporation legally available for redemption of shares of Series C remain after redemption of the Series D shares, such funds will be used to redeem the maximum possible number of shares pro rata among the holders of such Series C shares to be redeemed in proportion to the number of Series C shares held by such holder. If funds of the Corporation legally available for redemption of shares of Series B remain after redemption of the Series C shares, such funds will be used to redeem the maximum number of shares pro rata among the holders of such Series B shares to be redeemed in proportion to the number of Series B shares held by each such holder. If funds of the Corporation legally available for redemption of shares of Series A remain after redemption of the Series B shares, such funds will be used to redeem the maximum number of shares pro rata among the holders of such Series A shares to be redeemed in proportion to the number of Series A shares held by each such holder. The shares of Series A, Series B, Series C or Series D Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series A, Series B, Series C or Series D Stock, such funds will immediately be used to redeem in the order specified above the balance of the shares which the Corporation has become obligated to redeem on the Redemption Date but which it has not redeemed.

                        (iii) Should the holders of Series A, Series B, Series C or Series D Stock elect to redeem the shares held by such holders as set forth in this Section 3, the Company must notify in writing the holders of all other Series of Series A, Series B, Series C or Series D Stock who have not themselves elected to redeem their stock of the intention of any such holders of Series A, Series B, Series C or Series D Stock to redeem their shares.

        4.      Voting Rights.

                (a) Series A, Series B, Series C and Series D Stock. Except as otherwise provided in this Section 4 or required by law, the holder of each share of Series A, Series B, Series C and Series D Stock shall be entitled to vote on all matters and shall be entitled to the number of votes equal to the number of shares of Common Stock into which each share of Series A, Series B, Series C or Series D Stock could be converted pursuant to Section 5 hereof at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken. Except as otherwise provided


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herein or required by law, the Series A, Series B, Series C Stock and Series D
shall have voting rights and powers equal to the voting rights and powers of the Common Stock. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula shall be rounded to the nearest whole number (with one-half rounded upward to one).

                (b)     Board Size; Election of Directors.

                        (i) So long as there are any shares of Series A, Series B, Series C or Series D Stock outstanding, the number of directors constituting the full board of directors of the Corporation shall be seven (7), and such number may be changed only by the written consent or affirmative vote, given in writing or by vote at a meeting, as set forth in Section 6(a)(vii) below. From and after such time as there shall no longer be any shares of Series A, Series B, Series C or Series D Stock issued and outstanding, the number of directors constituting the full board of directors shall be fixed and determined by the majority vote of the board of directors of the Corporation. One (1) member of the board of directors shall be elected by the holders of the Series B Stock, voting as a separate class, two (2) members of the board of directors shall be elected by the holders of the Series C Stock, voting as a separate class, one (1) member of the board of directors shall be elected by the holders of the Series D Stock, voting as a separate class, and two (2) directors shall be elected by the holders of Common Stock voting as a separate class and the remaining one (1) director shall be elected by mutual agreement between a majority of the holders of the outstanding shares of Series B Stock, a majority of the holders of the outstanding shares of Series C Stock and a majority of the holders of the outstanding shares of Series D Stock each voting as a separate class. The number of votes to which each share of Series A, Series B, Series C or Series D Stock is entitled shall be as set forth in Section 4(a) above.

                        (ii) Immediately upon the conversion of each share of Preferred Stock into shares of Common Stock as set forth in Section 5(b) below, the number of directors shall initially be five (5) and thereafter shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption). All directors shall hold office until their respective successors are elected, except in the case of the death, resignation, or removal of any director.

                (c) Election by Ballot. The election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

        5. Conversion. The holders of Series A, Series B, Series C and Series D Stock shall have conversion rights as follows (the "Conversion Rights"):

                (a) Right to Convert. Each share of Series A, Series B, Series C or Series D Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such Series A, Series B, Series C or Series D Stock. Each share of Series A, Series B, Series C or Series D


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Stock shall be convertible into the number of shares of Common Stock which results from dividing the "Conversion Price" per share in effect for such Series of Series A, Series B, Series C or Series D Stock at the time of conversion into the "Conversion Value" per share of such Series of Series A, Series B, Series C or Series D Stock. The number of shares of Common Stock into which each Series of Series A, Series B, Series C or Series D Stock is convertible is hereinafter collectively referred to as the "Conversion Rate" for such series. The Conversion Price per share of (i) Series A Stock shall be $1.7361, (ii) Series B Stock shall be $3.195785, (iii) Series C Stock shall be $4.75 and (iv) Series D Stock shall be $7.65. The Conversion Value per share of (i) Series A Stock shall be $1.7361, (ii) Series B Stock shall be $3.195785, (iii) Series C Stock shall be $4.75 and (iv) Series D Stock shall be $7.65. The Conversion Price of each Series of Series A, Series B, Series C or Series D Stock shall be subject to adjustment as hereinafter provided.

                (b) Automatic Conversion. Each share of Series A, Series B, Series C or Series D Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Rate immediately upon the closing of an underwritten public offering of Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, with a sales price per share of Common Stock (as adjusted for combinations, stock dividends, subdivisions or split-ups) of at least $10.00 and with aggregate gross proceeds to the Company, at the public offering price, of at least $15,000,000.

                (c) Mechanics of Conversion. Before any holder of Series A, Series B, Series C or Series D Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such Series A, Series B, Series C or Series D Stock and shall give written notice to the Corporation at such office that he elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A, Series B, Series C or Series D Stock a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on (i) the date such written notice is given (provided that such holder's certificate or certificates are delivered to the Corporation within two business days after such notice is given) or (ii) in any other case, on the date of such surrender of the shares of Series A, Series B, Series C or Series D Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. Notwithstanding the foregoing, no written notice of election to convert or surrender of certificates shall be required in the event of an automatic conversion pursuant to Section 5(b).

                (d) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A, Series B, Series C or Series D Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Common Stock on the date of conversion, as determined in good faith by the Board.


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                (e)     Adjustment of Conversion Price. The Conversion Price of
each Series of Series A, Series B, Series C or Series D Stock shall be subject to adjustment from time to time as follows:

                        (i) Series B, Series C and Series D Weighted Average Antidilution Adjustment. If the Corporation shall issue any Common Stock (other than "Excluded Stock," as defined below, or stock dividends, subdivisions, split-ups, combinations or dividends, which are covered by Sections 5(e)(iii),
(iv), (v) and (vi)), for a consideration per share less than the Conversion Price for Series B, Series C or Series D Stock, respectively, in effect immediately prior to the issuance of such Common Stock, the Conversion Price for such Series B, Series C or Series D Stock in effect immediately after each such issuance shall forthwith be adjusted to a price equal to the quotient obtained by dividing:

                                (A)     an amount equal to the sum of

                                        (w)     the total number of shares of
Common Stock outstanding (including any shares of Common Stock deemed to have been issued pursuant to subdivision (3) of this Section 5(e)(i) and to Section 5(e)(ii) below and all shares of Excluded Stock) immediately prior to such issuance multiplied by the Conversion Price for such Series of Series B, Series C or Series D Stock in effect immediately prior to such issuance, plus

                                        (x)     the total consideration received
by the Corporation upon such issuance, by

                                (B)     the total number of shares of Common
Stock outstanding (including any shares of Common Stock deemed to have been issued pursuant to subdivision (3) of this Section 5(e)(i) and to Section 5(e)(ii) below and all shares of Excluded Stock) immediately after the issuance of such Common Stock.

For the purposes of any adjustment of a Conversion Price pursuant to this
Section 5(e)(i), the following provisions shall be applicable:

                                        (1)     In the case of the issuance of
Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor without deducting any discounts or commissions paid or incurred by the Corporation in connection with the issuance and sale thereof.

                                        (2)     In the case of the issuance of
Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors of the Corporation, in accordance with generally accepted accounting treatment; provided, however, that if, at the time of such determination, the Corporation's Common Stock is traded in the over-the-counter market or on a national or regional securities exchange, such fair market value as determined by the Board of Directors of the Corporation shall not exceed the aggregate "Current Market Price" (as defined below) of the shares of Common Stock being issued.

                                        (3)     In the case of the issuance of
(i) options to purchase or rights to subscribe for Common Stock (other than Excluded Stock), (ii) securities by their terms convertible into or exchangeable for Common Stock (other than Excluded Stock), or (iii) options to purchase or rights to subscribe for securities by their terms convertible into or exchangeable for Common Stock (other than Excluded Stock):

                                (A)     the aggregate maximum number of shares
of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions (1) and (2) above), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

                                (B)     the aggregate maximum number of shares
of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subdivisions (1) and (2) above);

                                (C)     on any change in the number of shares of
Common Stock deliverable upon exercise of any such options or rights or conversion of or exchange for such convertible or exchangeable securities, or on any change in the minimum purchase price of such options, rights or securities, other than a change resulting from the antidilution provisions of such options, rights or securities, the Conversion Price for such Series shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon (x) the issuance of such options, rights or securities not exercised, converted or exchanged prior to such change, as the case may be, been made upon the basis of such change or (y) the options or rights related to such securities not converted or exchanged prior to such change, as the case may be, been made upon the basis of such change; and

                                (D)     on the expiration of any such options or
rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price for such Series shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights, convertible or exchangeable securities or options or rights related to such convertible or exchangeable securities, as the case may be, been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such convertible or exchangeable securities or upon the exercise of the options or rights related to such convertible or exchangeable securities, as the case may be.

                        (ii)    Excluded Stock. "Excluded Stock" shall mean:

                                (A)     all shares of Common Stock and Series A,
Series B, Series C and Series D Stock issued and outstanding on the date hereof;

                                (B)     all shares of Common Stock into which
the shares of Series A, Series B, Series C and Series D Stock are convertible;

                                (C)     2,300,000 shares of Common Stock
issuable to employees, officers, consultants or directors of, the Corporation, under any agreement, arrangement or plan, including any incentive stock plan, approved by the board of directors of the Corporation.

                                (D)     A warrant to purchase 543,812 shares of
Common Stock issued to Allen & Company Incorporated, as adjusted pursuant to the terms of said Warrant Agreement and all shares of Common Stock issuable upon conversion thereof.

                                (E)     A warrant to purchase 388,437 shares of
Series D Stock issued to NBC Multimedia, Inc., plus any other warrant issued to NBC pursuant to the Company's Series D Securities Purchase Agreement and all shares of Series D Stock and/or Common Stock issuable upon exercise and/or conversion thereof.

                                (F)     A warrant to purchase 60,000 shares of
Series D Stock issued to General Electric Capital Corporation, as adjusted pursuant to the terms of said warrant and all shares of Series D Stock and/or Common Stock issuable upon exercise and/or conversion thereof.

All shares of Excluded Stock shall be deemed to be outstanding for all purposes of the computations provided for in Section 5(e)(i) above as well as for purposes of stock dividends, subdivisions, split-ups, combinations or dividends which are covered by Sections 5(e)(iii), (iv), (v) and (vi).

                        (iii) Stock Splits; Dividends. If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the Conversion Price for the Series A, Series B, Series C and Series D Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of any shares of the Series A, Series B, Series C or Series D Stock shall be increased in proportion to such increase of outstanding shares.

                        (iv) Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the date hereof makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in cash, shares of its capital stock (other than Common Stock), stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock), then, and in each such case, the holders of shares of Preferred Stock shall, concurrent with the distribution to holders of Common Stock, receive a like distribution based upon the number of shares of Common Stock into which such Preferred Stock is then convertible.

                        (v) Stock Combinations; Reverse Splits. If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, on the effective date of such combination, the Conversion Price for such Series shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of shares of the Series A, Series B, Series C or Series D Stock shall be decreased in proportion to such decrease in outstanding shares.

                        (vi) Reclassifications, etc. In case, at any time after the date hereof, of any capital reorganization, or any reclassification of the stock of the Corporation (other than a change in par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing entity and which does not result in any change in the Common Stock), or of the sale or other disposition of all or substantially all the properties and assets of the Corporation as an entirety to any other person, the shares of Series A, Series B, Series C and Series D Stock shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property or cash of the Corporation or of the entity resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition he had converted his shares of Series A, Series B, Series C or Series D Stock into Common Stock. The provisions of this Section 4(e)(vi) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

                        (vii) Rounding. All calculations under this Section 5 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

                        (viii) Stock Quotations. For the purpose of any computation pursuant to this Section 5(e), the "Current Market Price" at any date of one share of Common Stock shall be deemed to be the average of the highest reported bid and the lowest reported offer prices on the preceding business day as furnished by the National Quotation Bureau, Incorporated (or equivalent recognized source of quotations); provided, however, that if the Common Stock is not traded in such manner that the quotations referred to in this Section 5(e) are available for the period required hereunder, Current Market Price shall be determined in good faith by the Board of Directors of the Corporation, but if challenged by the holders of more than forty percent (40%) of the outstanding Series A, Series B, Series C and Series D Stock, then as determined by an independent appraiser selected by the Board of Directors of the Corporation, the cost of such appraisal to be borne by the challenging parties.

                (f) Minimal Adjustments. No adjustment in a Conversion Price need be made if such adjustment would result in a change in a Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in a Conversion Price.

                (g) No Impairment. The Corporation will not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series A, Series B, Series C or Series D Stock against impairment. This provision shall not restrict the Corporation from amending its Certificate of Incorporation in accordance with the General Corporation Law of the State of Delaware.

                (h) Certificate as to Adjustments. Upon the occurrence of each event requiring adjustment or readjustment of the Conversion Rate pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A, Series B, Series C or Series D Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon written request at any time of any holder of Series A, Series B, Series C or Series D Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Rate at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A, Series B, Series C or Series D Stock held by such holder.

                (i) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution or to vote on any merger, consolidation, or sale of assets, the Corporation shall mail to each holder of Series A, Series B, Series C and Series D Stock and to each holder of outstanding warrants, options or other rights to acquire Series A, Series B, Series C or Series D Stock at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or vote.

                (j) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the outstanding shares of Series A, Series B, Series C and Series D Stock and all shares of Series A, Series B, Series C and Series D Stock issuable upon exercise of outstanding warrants and options such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A, Series B, Series C and Series D Stock and all shares of Series A, Series B, Series C and Series D Stock issuable upon exercise of outstanding warrants and options; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A, Series B, Series C and Series D Stock and all shares of Series A, Series B, Series C and Series D Stock issuable upon exercise of outstanding warrants and options, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                (k)     Notices. Any notice required by the provisions of this
Section 5 to be given to the holder of shares of Series A, Series B, Series C or Series D Stock or warrants, options or other rights to acquire Series A, Series B, Series C or Series D Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each such holder of record at his address appearing on the books of the Corporation.

        6.      Protective Provisions.

                (a) The Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of more than two-thirds (2/3) of the then outstanding shares of Series A, Series B, Series C and Series D Stock, voting together as a separate class:

                        (i) Authorized Number. Increase or decrease the authorized number of shares of Common Stock or Series A, Series B, Series C and Series D Stock; or

                        (ii) Create Any New Class or Series. Create any new class or Series of shares having any powers, preferences, or special rights superior to or on a parity with Series B, Series C or Series D Stock in any respect; or

                        (iii) Redemptions or Repurchases. Except pursuant to this Second Amended and Restated Certificate of Incorporation and agreements existing on the date this Second Amended and Restated Certificate of Incorporation is filed with the Delaware Secretary of State, redeem or repurchase any shares of Common Stock or Series A, Series B, Series C or Series D Stock, other than repurchases of restricted stock issued to employees or consultants, approved by the Board of Directors, at a repurchase price not in excess of the original issue price of such shares.

                        (iv) Dividends. Pay or declare any dividend on any shares of Common Stock or Series A, Series B, Series C or Series D Stock; or

                        (v) Merger or Consolidation. Merge or consolidate with or into any other Corporation if the stockholders of the Corporation immediately prior to such transaction will own immediately after such transaction less than fifty percent (50%) of the outstanding voting securities of the surviving entity in such transaction or its parent; or

                        (vi) Sale of Assets. Sell, convey, or otherwise dispose of, all or substantially all of the property or business of the Corporation.

                        (vii) Change Board Size. Change the authorized number of directors of the Corporation to a number greater than or less than seven (7).

                        (viii) Liquidation or Dissolution. Liquidate or dissolve.

                (b) The Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of two-thirds (2/3) of the then outstanding shares of a Series of Series A, Series B, Series C or Series D Stock, with each such Series voting as a separate class, under the following circumstances:

                        (i) No Adverse Change. Adversely alter or change the rights, preferences or privileges of such Series of any Series A, Series B, Series C or Series D Stock.

                        (ii) Authorized Number. Increase or decrease the authorized number of shares of such Series of Series A, Series B, Series C or Series D Stock.

        7. No Reissuance of Preferred Stock. Any share of Preferred Stock acquired by the Corporation, whether by redemption, repurchase, conversion or otherwise, shall be canceled and shall not be reissuable.

        FIFTH. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation or other cause (including removal from office by a vote of the stockholders) may be filled only by a majority vote of the directors then in office, though less than a quorum, or by the sole remaining director, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.

        Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

        SIXTH. The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

        1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the By-laws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

        2. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

        3. Special meetings of stockholders of the Corporation may be called only by either the Board of Directors, the Chairman of the Board of Directors or the President and Chief Executive Officer.

        SEVENTH. The Board of Directors is expressly empowered to adopt, amend or repeal By-laws of the Corporation. The stockholders shall also have the power to adopt, amend or repeal the By-laws of the Corporation. Any adoption, amendment or repeal of By-laws of the Corporation by the stockholders shall require, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

        EIGHTH. The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article EIGHTH, Article FIFTH, Article SIXTH or Article SEVENTH.

        NINTH. The Corporation is to have perpetual existence.

        TENTH. A director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the elimination or limitation of liability is not permitted under the Delaware General Corporation Law as in effect when such liability is determined. No amendment or repeal of this provision shall deprive a director of the benefits hereof with respect to any act or omission occurring prior to such amendment or repeal.

        ELEVENTH. The Corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware, as it may be amended and supplemented from time to time, indemnify any and all persons whom it shall have power to indemnify under such law against any expenses, liabilities, or other matters referred to in or covered by that section. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Robert D. Roback, its President, and attested by Jeffrey Mickeal, its Secretary, this 29th day of March, 1999.

                                   NEW LAUNCH MEDIA, INC.



                                   By: /S/ Robert D. Roback
                                      ---------------------------------
                                      Robert D. Roback, President


ATTEST:

/s/ Jeffrey Mickeal
--------------------------
Jeffrey Mickeal, Secretary